Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aramark:
We consent to the incorporation by reference in the registration statements (No. 333-253208) on Form S-3 and (Nos. 333-253211, 333-192775, 333-192776 and 333-236255) on Forms S-8 of Aramark of our report dated November 24, 2020, with respect to the consolidated balance sheet of Aramark as of October 2, 2020, and the related consolidated statements of (loss) income, comprehensive income (loss), cash flows, and stockholders’ equity for each of the fiscal years ended October 2, 2020 and September 27, 2019, and the related notes and financial statement schedule II (collectively the consolidated financial statements), which report appears in the October 1, 2021 annual report on Form 10-K of Aramark.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases.

/s/ KPMG LLP
Philadelphia, Pennsylvania
November 23, 2021